                                                                    Exhibit 12.1



                Computation of Ratio of Earnings to Fixed Charges


                                 CSX Corporation
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                                        For the Six
                                                       Months Ended                       For the Fiscal Years Ended
                                                  ---------------------   --------------------------------------------------------
                                                   June 26,    June 27,    Dec. 26,    Dec. 27,    Dec. 29,   Dec. 30,    Dec. 31,
                                                     1998        1997        1997        1996        1995       1994        1993
                                                  --------    ---------   ---------   ---------   --------   ---------   ---------
EARNINGS:
     Earnings Before Income Taxes                  $   344     $   573      $ 1,183     $ 1,316    $   974    $ 1,006     $   633
     Interest Expense                                  250         195          451         249        270        281         298
     Amortization of Debt Discount                      --          --            4           2          2          3           1
     Interest Portion of Fixed Rent                     91          94          197         189        184        206         206
     Undistributed (Earnings) Loss of Affiliates
        Accounted for Using the Equity Method          (86)        (54)        (150)         (6)         3         10           7
     Minority Interest                                  14          20           41          42         32         21          14
                                                   -------     -------      -------     -------    -------    -------     -------

Earnings, as Adjusted                              $   613     $   828      $ 1,726     $ 1,792    $ 1,465    $ 1,527     $ 1,159
                                                   =======     =======      =======     =======    =======    =======     =======

FIXED CHARGES:
     Interest Expense                                  250         195          451         249        270        281         298
     Capitalized Interest                               --           1            3           5          6          9           6
     Amortization of Debt Discount                      --          --            4           2          2          3           1
     Interest Portion of Fixed Rent                     91          94          197         189        184        206         206
                                                   -------     -------      -------     -------    -------    -------     -------

Fixed Charges                                      $   341         290      $   655     $   445    $   462    $   499     $   511
                                                   =======     =======      =======     =======    =======    =======     =======

Ratio of Earnings to Fixed Charges                    1.8x        2.9x         2.6x        4.0x       3.2x       3.1x        2.3x
                                                   =======     =======      =======     =======    =======    =======     =======